EXHIBIT 99.1

National Western Life Group, Inc. Announces 2021 Full Year and Fourth Quarter Earnings

Austin, Texas, March 4, 2022 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2021 consolidated net earnings of $180.7 million, or $51.10 per diluted Class A common share, compared with consolidated net earnings of $92.3 million, or $26.11 per diluted Class A common share, for 2020. For the three months ended December 31, 2021, the Company reported consolidated net earnings of $28.8 million, or $8.15 per diluted Class A common share, compared with $35.1 million, or $9.94 per diluted Class A common share, in the fourth quarter of 2020. The Company's book value per share as of December 31, 2021 was $698.48.

Mr. Moody indicated that the Company continued to make good progress from the Covid-19 pandemic disruptions of 2020. "While 2021 was anything but normal, returning our staff back to the home office, cultivating distribution channels, further developing the capabilities of our administrative systems and technology platforms, expanding our investment strategy to encompass new opportunities, and accomplishing these efforts within a well-defined risk governance and management structure resulted in a successful year," he noted. "In terms of total premiums, 2021 was our most successful life insurance sales year in the Company's history driven by the market demand for our single premium products. Annuity sales in 2021 are nearly 80% higher than where we were two years ago, and we are working on new and different ways to offer more competitive products which meet our policyholders' financial needs," Mr. Moody observed.

The Company's net earnings of $180.7 million in 2021 increased 96% over the earnings level of 2020. Mr. Moody stated, "Our 2021 results reflect not only the underlying profitability of our book of business as well as our attention to fundamental insurance profit drivers, but include benefits of reinsurance and hedging strategies, which were accretive to our financial results." Mr. Moody added, "Like other insurers in the industry, we witnessed the increased morbidity associated with Covid-19 in our death claim experience during 2021, but are hopeful the fourth quarter decline in new reported death claims from the peak we saw in the third quarter is an ongoing trend."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At December 31, 2021, the Company maintained consolidated total assets of $14.3 billion, consolidated stockholders' equity of $2.5 billion, and combined life insurance in force of $20.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Revenues, excluding investment and index option	$161,316	165,507	688,423	658,917
gains
Realized and unrealized gains on index options	50,244	49,619	120,718	14,754
Realized gains on investments	5,107	8,411	14,950	21,071
Total revenues	216,667	223,537	824,091	694,742

Benefits and expenses:
Life and other policy benefits	43,152	37,331	187,577	131,337
Amortization of deferred transaction costs	22,739	28,568	69,462	140,503
Universal life and annuity contract interest	78,703	86,625	213,185	206,250
Other operating expenses	36,014	29,854	126,610	104,584
Total benefits and expenses	180,608	182,378	596,834	582,674

Earnings before income taxes	36,059	41,159	227,257	112,068
Income tax expense	7,247	6,024	46,576	19,756
Net earnings	$28,812	35,135	180,681	92,312

Net earnings attributable to Class A shares	$27,998	34,142	175,571	89,701

Diluted Earnings Per Class A Share	$8.15	9.94	51.10	26.11

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			December 31,	December 31,
			2021	2020

Book value per share			$698.48	698.50
Less: Per share impact of accumulated other comprehensive income			59.39	108.75
Book value per share, excluding accumulated other comprehensive income *			$639.09	589.75

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $216.0 million at December 31, 2021 and $395.4 million at December 31, 2020. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com